UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 23, 2007

PACIFIC CMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27653	84-1475073
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

c/o Airgate International Corporation
153-10 Rockaway Boulevard
Jamaica, New York 11434
(Address of Principal Executive Offices/Zip Code)

(212) 247-0049
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement

Background

Effective April 6, 2007, Pacific CMA, Inc. (the “Company”) completed a financing transaction with Wells Fargo Bank, National Associates (“Wells Fargo”) pursuant to the terms of a Credit and Security Agreement (the "C&S Agreement"), by and between the Company, certain of the Company’s United States subsidiaries, and Wells Fargo (the “Wells Fargo Financing”). Pursuant to the C&S Agreement, the Company issued to Wells Fargo a revolving note in the principal amount of $10 million (the “Note”) representing the maximum amount that the Company may be advanced pursuant to the terms of the C&S Agreement. The Company received approximately $2,950,000 as an initial advance under the Wells Fargo Financing that was used to pay the Company’s indebtedness to Laurus Master Fund..

Additional Financing

The Company’s New York subsidiary, Airgate International Corporation (“Airgate - NY”) has completed an additional round of financing.

On or about July 23, 2007, pursuant to a Loan and Security Agreement, dated as of July 17, 2007. with BHC Interim Funding II, L.P. (“BHC”), Airgate - NY, the Company, Airgate International Corporation (Chicago), Paradigm International, Inc., Pacific CMA International, LLC, the Company’s three other U.S. Subsidiaries (the “Other U.S. Subsidiaries”) and AGI Logistics (Hong Kong), Ltd., a Hong Kong subsidiary of the Company (“AGI”), the Company received an additional $3,292,000 in funding, excluding approximately $208,000 in fees, costs and expenses of BHC (the “BHC Financing”).

The $2,950,000 received from the BHC Financing was used to repurchase 3,000 shares of the Company’s Series A Preferred Stock and 937,500 common stock purchase warrants from Midsummer Investment Limited (“Midsummer”). The stated value of 3,000 shares of the Company’s Series A Preferred Stock is $3,000,000 and they had a current redemption value of $3,300,000.

BHC received a Term Note in the principal amount of $3,500,000 bearing interest at the rate of 12% per year. The Loan and Security Agreement provides for additional potential funding of up to $1,500,000. The Term Note matures on July 16, 2009. The Company, its U.S. Subsidiaries and AGI entered into pledge agreements with BHC, pursuant to which the U.S. Subsidiaries’ and AGI’s capital stock or membership interests, as the case may be, were pledged as security for the loan from BHC. The Company, each Other U.S. Subsidiary, AGI and Mr. Alfred Lam, the Company’s Chairman and Chief Executive Officer, also executed Guarantees in favor or BHC.

Wells Fargo, BHC, Airgate-NY, the Company, its Other U.S. Subsidiaries and Mr. Lam entered into a Subordination and Intercreditor Agreement (the “SIA”). Among other things, BHC agreed in the SIA that its security interests, liens, pledges or encumbrances upon the assets of the Company, Airgate-NY and the Other U.S. Subsidiaries would be subordinate to those of Wells Fargo.

The Credit and Security Agreement with Wells Fargo and/or the Loan and Security Agreement with BHC contains certain restrictive covenants and affirmative covenants that require, among other things, the Company to meet certain levels of financial performance, maintain a fixed charge coverage ratio, maintain a minimum level of net worth, net book worth, income, and not exceed certain levels of indebtedness.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The Company used approximately $2,950,000 of the proceeds received from the BHC Financing described in Item 1.01 above to purchase 3,000 shares of its Series A Preferred Stock and 937,500 of its Common Stock Purchase Warrants from Midsummer Investment Limited.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

The disclosure contained in Item 1.01 is incorporated herein by reference.

 ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Set forth below is a list of Exhibits included as part of this Current Report (all are dated as of July 17, 2007).

Exhibit 10.40. Loan and Security Agreement among Airgate International Corporation (“Airgate-NY”), the named Guarantors and BHC Interim Funding II, L.P. (“BHC”).

Exhibit 10.41. Senior Secured Term note issued by Airgate-NY to BHC.

Exhibit 10.42 (Reserved)

Exhibit 10.43 Stock Pledge Agreement of Pacific CMA International, LLC.

Exhibit 10.44 Stock Pledge Agreement of Airgate-NY.

Exhibit 10.45 Membership Interests Pledge Agreement of Pacific CMA International, LLC.

Exhibit 10.46 Guaranty by the Company and its U.S. Subsidiaries.

Exhibit 10.47 Guaranty by the Company’s Hong Kong Subsidiary (AGI Logistics (Hong Kong) Limited)

Exhibit 10.48 Guaranty of Alfred Lam

Exhibit 10.49 Subordination and Intercreditor Agreement

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC CMA, INC.

By:	/s/Alfred Lam
Name: Alfred Lam
Title: Chairman and CEO

Dated: July 26, 2007